Analex Corporation                                NEWS RELEASE
2677 Prosperity Avenue
Suite 400
Fairfax, Virginia 22031
Tel:  (703) 852-4000
Fax: (703) 852-2200
www.analex.com                          Release:  IMMEDIATE
                                        For:      ANALEX CORPORATION
                                        (Symbol: NLX)
Contact:  Amber Gordon
        (703) 852-1392

       ANALEX ANNOUNCES RECORD HIGH REVENUE FOR THIRD QUARTER 2006
EBITDA Up 27%; EBITDA Margin Exceeds 10%; YTD Operating Cash Flow Doubles

Fairfax, VA, November 2, 2006 - Analex Corporation (Amex: NLX), a leading provider of mission-critical professional services to federal government clients, today announced third quarter 2006 revenue of $40.1 million, a 10% organic increase over 2005 third quarter revenue of $36.5 million. For the nine months ended September 30, 2006 total revenue increased 14% to $113.6 million, up from $99.7 million in 2005.

     For the quarter ended September 30, 2006, earnings before interest, taxes, depreciation, and amortization (EBITDA), which Analex considers an appropriate and useful measure of its operating results as explained in more detail in the table below, was $4.2 million. This 27% increase in the quarter was primarily due to improved billing rates on key contracts and leveraging infrastructure costs over a rapidly expanding new contract base. For the nine-month period, EBITDA increased 14% to $11.2 million from $9.8 million in 2005. These operating results exclude the results of the Company's SyCom Services, Inc. subsidiary which was sold effective April 1, 2006 and is reported as a discontinued operation.

     On a year to date basis, cash flow from operations of approximately $14 million, more than doubled from the comparable period in 2005. Higher revenue and continued focus on the management of receivables helped drive the improvement. Days Sales Outstanding improved to 58 days, down from 72 days
at June 30, 2006 and 84 days at March 31, 2006.   Analex's bank debt has
decreased by $12 million during the nine months ended September 30, 2006.

     Sterling Phillips, Analex's Chairman and CEO, stated, "We're pleased to report an excellent quarter with very strong financial performance resulting from solid organic growth. Analex's growth in revenue, EBITDA and cash flow all reflect the results of investments we have made in new business development, and the subsequent award of several significant competitive contracts during the quarter."

     Various cash and non-cash accretion charges associated with acquisition financing activities resulted in a third quarter net loss for common shareholders of $1.4 million, or ($0.08) per share, compared to a net loss of $2.2 million, or ($0.14) per share for the third quarter of 2005. For the third quarters of 2006 and 2005, the charges associated with acquisition financing were $2.1 million of non-cash interest and accretion, and $0.8 million of dividends. For the nine months ended September 30, 2006 and 2005, the net loss for common shareholders was $4.5 million, or ($0.27) per share, versus $4.7 million, or ($0.30) per share. For the nine months ended 2006 and 2005, respectively, the charges associated with acquisition financing were $6.2 million and $5.6 million of non-cash interest and accretion, and $2.3 million and $2.0 million of dividends.

Webcast Today
The Company has scheduled a webcast / conference call for 11:00 a.m. (ET), today, during which Mr. Phillips and Mr. Wayne Grubbs, Senior Vice President and CFO, will make a brief presentation regarding third quarter results and operating trends. A question-and-answer session will follow. Interested parties can listen to the conference call over the Internet by logging on to Analex's website at www.analex.com at the scheduled time and following the sign-in instructions. A replay of the conference call and question / answer session will be available on the Internet after 1:00 p.m. (ET) today, and can
be accessed on Analex's website.   The replay will also be available until
Friday, December 1, 2006, to hear via telephone at 888-286-8010 (replay pass code: # 64490624). The International dial in replay number is 617-801-6888.

About Analex
Analex (www.analex.com) specializes in providing intelligence, systems engineering and security services in support of our nation's security. Analex focuses on developing innovative technical approaches for the intelligence community, analyzing and supporting defense systems, designing, developing and testing aerospace systems and providing a full range of security support services to the U.S. government. The Company's stock trades on the American Stock Exchange under the symbol NLX. Analex investor relations can be reached at amber.gordon@analex.com or 703-852-1392.

PLEASE NOTE: Statements in this press release relating to plans, strategies, economic performance and trends and other statements, including statements containing the words "anticipate," "believe," "could," "expect," "intend," "may," "plan," "potential," "should," and "will," and similar expressions which are not descriptions of historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995,
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed or implied by these statements. In addition to those risks specifically mentioned in the reports filed by the Company with the Securities and Exchange Commission (including the Company's Form 10-K for the most recently completed fiscal year), such risks and uncertainties include, but are not limited to: the Company's dependence on contracts with U.S. federal government agencies, particularly within the U.S. Department of Defense and NASA, for substantially all of our revenue; changes in the spending priorities of the federal government; government contract procurement and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); the likelihood of success in growing the Company's business through acquisition or otherwise, including the risk that the expected benefits of the acquisition may not be realized; growth in the government contracting arena and in the economy in general. These forward looking statements reflect the Company's current beliefs; however developments and events subsequent to this document are likely to cause these statements to become outdated. We undertake no obligation to update these forward-looking statements to reflect new information, future events or otherwise, accept as provided by law.

                           FINANCIAL TABLES FOLLOW

                               Analex Corporation
                             Selected Financial Data
                                   (unaudited)

                                              Three Months Ended             Nine Months Ended
                                                 September 30,                 September 30,
                                               2006           2005          2006           2005
                                         --------------- ------------   -------------  --------------
Revenue                                   $   40,117,400  $36,533,300    $113,555,700   $  99,661,900
Cost of revenue                               31,719,000   29,457,900      91,232,300      80,224,300
SG&A                                           4,217,800    3,785,000      11,114,600       9,643,200
Amortization                                     848,300      960,700       2,615,200       2,440,300
Depreciation                                     230,300      249,900         714,400         526,300
                                         --------------- ------------   -------------  --------------
Operating costs and expenses                  37,015,400   34,453,500     105,676,500      92,834,100
                                         --------------- ------------   -------------  --------------
Operating income                               3,102,000    2,079,800       7,879,200       6,827,800
Total interest expense, net                    1,046,800    1,017,800       3,379,100       2,777,000
                                         --------------- ------------   -------------  --------------
Income from continuing operations
   before income taxes                         2,055,200    1,062,000       4,500,100       4,050,800
Provision for income taxes                       997,600      767,500       1,991,500       2,643,500
                                         --------------- ------------   -------------  --------------
Income from continuing operations              1,057,600      294,500       2,508,600       1,407,300
                                         --------------- ------------   -------------  --------------
Income from discontinued operations,
   net of income taxes                            76,500       16,700         302,700          52,700
Loss on disposal of discontinued
   operations,net of income taxes               (128,100)    (135,900)       (279,200)       (105,600)
                                         --------------- ------------   -------------  --------------
Net income                                     1,006,000      175,300       2,532,100       1,354,400
                                         --------------- ------------   -------------  --------------
Dividends on convertible
   preferred stock                               780,000      783,600       2,340,000       1,965,000
Accretion of convertible
   preferred stock                             1,591,500    1,588,800       4,705,400       4,115,100
                                         --------------- ------------   -------------  --------------
Net loss attributable to common
   shareholders                          $   ( 1,365,500) $(2,197,100)    $(4,513,300)   $ (4,725,700)
                                         ===============  ============    ============   =============
Net loss attributable to common
   shareholders per share:
  Continuing operations
    Basic and diluted                    $         (0.08) $     (0.13)    $     (0.27)   $      (0.30)
                                         ===============  ============    ============   =============
  Discontinued operations
    Basic and diluted                    $          0.00  $     (0.01)    $      0.00    $       0.00
                                         ===============  ============    ============   =============
Net loss attributable to common
   shareholders:
    Basic and diluted                    $         (0.08) $     (0.14)    $     (0.27)   $      (0.30)
                                         ===============  ============    ============   =============
Weighted average number of shares:
    Basic and diluted                         16,748,253   16,146,431      16,692,793      15,800,830
                                         ===============  ============    ============   =============

                               Analex Corporation
                             Selected Financial Data
                                   (unaudited)

                                                                   Balance Sheet Data
                                                       ------------------------------------------
                                                         September 30, 2006     December 31, 2005
                                                       --------------------- --------------------
Cash and cash equivalents                              $           2,655,900 $          3,459,200
Accounts receivable, net                                          26,102,900           31,067,500
Prepaid expenses and other                                         4,832,300            4,445,500
Property held for sale                                                     -              430,600
Property and equipment, net                                        2,554,700            2,726,000
Goodwill, contract rights, and other intangibles, net             86,428,400           88,291,800
Other assets                                                         503,500              671,700
                                                       --------------------- --------------------
     Total assets                                      $         123,077,700 $        131,092,300
                                                      ====================== ====================
Accounts payable and accrued expenses                  $           6,878,300 $          5,887,600
Accrued payroll and employee benefits                             10,865,500            9,908,300
Line of credit                                                    15,812,800           27,631,400
Convertible note                                                   7,853,800            6,497,700
Other liabilities                                                  5,732,700            5,976,500
                                                       --------------------- --------------------
Total liabilities                                                 47,143,100           55,901,500
Convertible preferred stock                                       40,935,000           36,229,600
Shareholders' equity                                              34,999,600           38,961,200
                                                       --------------------- --------------------
     Total liabilities, convertible preferred stock
     and shareholders' equity                         $         123,077,700  $        131,092,300
                                                      ====================== ====================

Reconciliation of Non-GAAP Measures:

Reconciliation of Operating Income to EBITDA:

                                Three Months Ended                     Nine Months Ended
                                  September 30,                          September 30,
                    --------------------------------------- ------------------------------------
                           2006           2005      Change        2006           2005     Change
                    --------------- --------------  ------- -------------- -------------- ------
Revenue             $    40,117,400 $   36,533,300     9.8% $  113,555,700 $   99,661,900  13.9%
Operating income          3,102,000      2,079,800    49.1%      7,879,200      6,827,800  15.4%
Operating margin               7.7%           5.7%                    6.9%           6.9%
Amortization                848,300        960,700               2,615,200     2, 440,300
Depreciation                230,300        249,900                 714,400        526,300
                    --------------- --------------  ------- -------------- -------------- ------
EBITDA              $     4,180,600 $    3,290,400    27.1% $   11,208,800 $    9,794,400  14.4%
                    =============== ==============          ============== ============== ======
EBITDA margin                 10.4%           9.0%                    9.9%           9.8%
                    =============== ==============          ============== ==============

Please Note: EBITDA consists of earnings before net interest expense, income taxes, depreciation and amortization. EBITDA is not a term defined by generally accepted accounting principles, and as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other companies. However, we believe that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance.

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